================================================================================

                         BERKSHIRE REALTY COMPANY, INC.

                            Materials For Discussion

================================================================================

LAZARD FRERES & CO. LLC                                           APRIL 13, 1999

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------

Disclaimer:

This oral presentation is being made at the request of the Board of Directors of Berkshire Realty Company, Inc. ("Berkshire") to advise it about the current status of the proposed merger (the "Merger") with an entity indirectly controlled by Douglas Krupp, Whitehall and Blackstone (collectively, "Aptco"). Information included in this presentation has been provided to Lazard Freres & Co. LLC ("Lazard") by various parties to the Merger and/or derived from published materials and has not been independently verified by Lazard. Such information includes projections, statements and estimates which reflect various assumptions which may or may not prove correct and accordingly no representations are made as to the accuracy or completeness of such statements, estimates or projections. In our review and analysis, we have not attempted to value any of the non-cash consideration being offered to the holders of limited partnership interests in BRI OP Limited Partnership ("Berkshire OP"). In addition, we have not attempted to evaluate the tax consequences of the Merger to the holders of the limited partnership interests in Berkshire OP. This presentation provides only an outline for the oral presentation and does not constitute a report, opinion or appraisal of the Merger by Lazard.


                                      - i -              LAZARD FRERES & CO. LLC

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Summary Terms of the Transaction

o     Transaction Structure:

      (i) A reverse cash merger of an entity controlled by Aptco with and into Berkshire, with Berkshire as the surviving entity (the "BRI Merger"); and

      (ii) A reverse cash election merger of an entity controlled by Aptco with and into BRI OP Limited Partnership ("Berkshire OP"), with Berkshire OP as the surviving entity (the "OP Merger").

o Consideration for Common Shareholder: For each share of Berkshire common stock, Berkshire shareholders will receive $12.25 in cash (the "Merger Price").

                                               3/4/99(1)
                                               ---------
    Cash Consideration                          $12.25

    Berkshire Share Price                         9.54(2)
    ------------------------------------------------------
    Premium over Share Price                     28.4%
    ------------------------------------------------------

o Consideration for Berkshire OP Unitholders: For each Berkshire OP unit, the choice of:

      (i)   $12.25 in cash;

      (ii) Preferred partnership interests in surviving OP; cumulative preferred return of 7.5%, payable out of available cash flow after debt service; redeemable at the current OP unitholders option for liquidation price ($12.25 plus accrued and unpaid distributions) after a 5.5-year period; callable after 6-years upon an IPO or sale of surviving OP; or

      (iii) Common partnership interests in the surviving OP, which rank pari passu with the principal Aptco equity; callable at fair market value after 6-years upon an IPO or sale of surviving OP.

----------
(1) Date of 13-D filing revealing cash bid from Aptco.
(2) 30-day average trading price prior to March 4, 1999.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Summary Terms of the Transaction (cont'd)

o Consideration for Convertible Preferred: Series A Preferred shares will be redeemed at the liquidation preference of 115% of par ($78,688,750), plus 115% of accrued dividends.

o $29.5mm Letter of Credit: posted at signing of merger agreement, to be drawn to pay any break-up fee or expenses payable by Aptco:

      (i) The merger agreement provides for Aptco to pay a break-up fee of $25mm, plus expenses (subject to a $4.5mm cap) in the event of the termination of the merger agreement by reason of

            - any willful breach of any representation, warranty or covenant of Aptco or
            - Aptco's failure to close on its debt and equity financing commitments by December 31, 1999.

      (ii) In addition, Aptco must pay expenses (subject to a $4.5mm cap) in the event of

            - any nonwillful breach of any representation, warranty or covenant of Aptco or
            - Aptco rejects a settlement offer in excess of $10mm in connection with any stockholder litigation.

o     Consideration Capitalization:

      - Blackstone & Whitehall have committed to provide up to $755mm bridge loan to be refinanced by a long term Freddie Mac financing;
      - Blackstone & Whitehall have committed to provide at least $250mm of Mezzanine equity;
      - and Krupp and his affiliates have committed to provide private equity of 65mm.

o Break-Up Fee and Expenses Payable by Berkshire: The merger agreement provides for Berkshire to pay a break-up fee of $25 million, plus expenses (subject to a $10.5 million cap) in the event of the termination of the merger agreement by reason of (i) any willful breach of any representation, warranty or covenant of Berkshire, (ii) the withdrawal or modification of the Board of Directors' recommendation to the shareholders of Berkshire that they approve the merger or (iii) the acceptance by Berkshire of any third party acquisition proposal. In addition, Berkshire must pay (i) expenses (subject to a $15 million cap) in the event of any nonwillful breach of any representation, warranty or covenant of Berkshire or the shareholders of Berkshire reject the merger, and (ii) expenses (subject to a $10.5 million cap) in the event that the shareholders of Berkshire approve the liquidation plan.

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BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Summary Terms of the Transaction (cont'd)

o Principal Conditions: The proposed Merger will be subject, among other things, to:

      -     Stockholder approval of Berkshire and partner approval of Berkshire
            OP;

      -     Receipt of all material consents and approvals;

      -     Receipt of tax opinions from the respective outside counsels;

      -     Absence of material adverse changes;

      -     No outstanding court injunctions; and

      - Delivery of a solvency opinion relating to Berkshire and Berkshire OP after the Merger.


o     Analysis Assumptions:

      (i)   Assumes all stockholders and unitholders elect cash; and
      (ii) Does not consider tax consequences to individual stockholders or unitholders.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Aggregate Consideration
($ rounded in millions except per unit and per share)

      ($MM, except per share and per unit figures)
      Merger Price                                          $12.25
      Primary Shares (as of 3/23/99)(1)                       46.4
                                                            ------
      Value of Common Equity                                  $568
      Preferred Equity at 115% Pay-Out                          79
                                                            ------
      Public Equity Market Value                              $647
      Debt (as of 12/31/98)(2)                                 598

      Aggregate Firm Value                                  $1,245
        Primary Debt/Market Capitalization                     48%
      Additional Development Debt through 6/99                  15
      Additional Debt for Capex through 6/99(3)                  4
      Estimated Transaction Costs & Other Liabilities           50(4)
                                                            ------
      Total Consideration                                   $1,314
      Additional Funding for Avalon 1 & 2                       59(5)
                                                            ------
      Total Consideration including Avalon 1 & 2            $1,373

----------
(1)   Includes OP units.
(2)   Adjusted for purchase of Granite Run ($25mm) in January of 1999.
(3) The company estimates $11mm in capital expenditures and $7mm in shareholder earnings after dividends.
(4) Transaction costs include approximately $8mm in severance costs, $6mm of seller transaction costs and $2.2mm for stock option differential.
(5) Anticipated funding of Avalon I & II are estimated to occur in December 1999 & March 2000 respectively. The estimated acquisition cost is up to $60.6mm in the disclosure letter.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Aggregate Consideration (cont'd)
($ rounded in millions except per unit)

                                       Book Basis
                                       (12/31/98)  Adjustments    Aptco
                                       ----------  -----------    ------
         Assets
           Operating Real Estate           $919        $307       $1,226
           Land & Construction in
           Progress                          17          15           32
           Other Assets                      73         (17)(1)       56
                                         ------                   ------
           Total Assets                  $1,009                   $1,314

         Liabilities
           Debt                            $573         $45(2)      $617
           Transaction Costs                 --          16(3)        16
           Other Liabilities                 34                       34
                                         ------                   ------
           Total Liabilities               $606                     $667

         Equity
           Preferred                        $68         $10          $79
           Common & OP                      334         234          568
                                         ------                   ------
           Total Equity                    $403                     $647
         Total Liabilities & Equity      $1,009                   $1,314
         -----------------------------------------------------------------------
         Operating Real Estate 1999E NOI                            $121(4)
         Adjustment for market management fee
          (3% of rental revenue)                                     (6)
                                                                 -------
         Adjusted Operating Real Estate 1999E NOI                   $115
         Implied 1999 Cap Rate for Operating Real Estate           9.41%
         Implied price per unit                                  $50,280
         -----------------------------------------------------------------------

----------
(1) Assumes zero for intangible assets and subtracts $7mm of other assets per the company's updated liquidation analysis 3/25/99.
(2)   The purchase of Granite Run, ongoing development and capital expenditures.
(3) Transaction costs include approximately $8mm in severance costs, $6mm of seller transaction costs and $2.2mm for stock option differential.
(4) Differs from BRI model, because acquirors NOI assumes Highland Ridge, Sweetwater Ranch, British Woods and Windover are not sold in 1999 and does not include NOI from Berkshire Commons, Courts of Avalon and Deerfield for purposes of calculating a cap rate for Operating Real Estate. It is important to note that property NOI does not include a management fee.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Background of the Transaction

o On May 22, 1998, Berkshire engaged Lazard as the company's lead investment banker (joint with Lehman).

o On May 26, 1998, Berkshire made a public announcement of its engagement of Lazard and Lehman to explore strategic alternatives.

o Lazard contacted 40 potential acquirors to consider the acquisition of Berkshire and received 31 verbal indications of interest.

o In August 1998, the Company received non-binding written indications of interest from Associated Estates, Colonial Properties, Equity Residential and NorthStar Capital and subsequently received non-binding written indications of interest from AIMCO and Fishkind & Associates.

o On September 15, 1998, Douglas Krupp, Chairman and CEO of Berkshire, notified Lazard that his group ("Aptco") had retained Greenhill as an advisor to evaluate a possible acquisition of Berkshire.

o By November 1998, only Equity Residential and AIMCO remained in the process.

o On November 12, 1998, Douglas Krupp announced to the Board that Aptco was planning to make an offer to buy Berkshire.

o On November 12, 1998, a Special Committee of the Board was formed and instructed Lazard to include Aptco in the sales process.

o The Special Committee hired Baker & Hostetler as independent counsel and Prudential Securities as independent advisor.

o On January 27, 1999, Charles Kushner on behalf of The Kushner Companies ("Kushner") signed a confidentiality agreement.

o By February 22, 1999, Kushner, Aptco, AIMCO and Equity Residential all provided bids for Berkshire.

o Kushner, Aptco and Equity provided their comments on the draft merger agreements by March 10, 1999.

o On March 15, 1999, the Special Committee decided to work exclusively with Kushner, the highest bidder, towards signing a definitive agreement.

o     On March 30, 1999, Equity offered an alternative bid structure.

o On April 8, 1999, the Special Committee chose to continue negotiations with Aptco towards signing a definitive agreement, after Kushner was unable to produce a documented financing source.

o     On April 13, 1999, the Board meets to review and vote on the Merger.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire

A.  Overview

We have reviewed the following valuation measures: (i) public market valuation;
(ii) asset valuation; (iii) discounted cash flow analysis; (iv) liquidation analysis; (v) precedent transactions; (vi) historical trading benchmarks; and,
(vii) negotiated bids received by 3/30/99. As of April 12, 1999, the Merger Price of $12.25 per share is within or above the range of each of these valuation measures.

                                                       Value Per Share
                                                       ---------------

Public Market Valuation(1)                             $10.17-10.68

Asset Valuation(2)                                        10.65

Discounted Cash Flow Analysis(3)                       11.00-11.39

Liquidation Analysis(4)                                   11.03

Precedent Transactions(5)                              10.69-15.39

52-week Low/High(6)                                     8.13-12.31

Negotiated bids (received by 3/30/99)(7)               10.01-12.50

Berkshire Closing Price (3/4/99)(8)                        9.69

Merger Price                                              12.25

----------
(1) Mean FFO multiples for comparable publicly traded multifamily REITs applied to Berkshire consensus estimates (see page 8).
(2) Mean asset valuation measures price per unit for comparable transactions since January 1998, applied to Berkshire units. (see page 9).
(3)   Based upon three year discounted cash flow analysis (see page 10).
(4) Per the company 3/25/99 (update to preliminary proxy filed with the SEC 12/31/98) (see page 12).
(5)   Based upon precedent multi-family transactions (see page 13).
(6) 52-week low was 10/8/98, 52-week high was 4/22/98 (see page 14 for other stock price benchmarks).
(7)   Bids received from Aptco, Equity Residential, Kushner and AIMCO (see page
      15).
(8)   The 13-D was filed by Aptco on March 4, 1999.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire (cont'd)

B.  Public Market Valuation

The proposed Merger values Berkshire above any existing public comparable REIT consensus 2000E FFO Multiples and above the mean comparable 1998A and 1999E FFO Multiples.

                                                               FFO Multiple
                                  Market      Debt/      --------------------------
          REIT                  Cap. ($MM) Market Cap.   1998A   1999E(1)  2000E(1)
----------------------         ----------- -----------   -----   --------  --------
AMLI Residential                   $876         42%         8.8x     8.2x      7.7x
Archstone                         5,233         42         11.2     10.0       9.1
Apartment Inv. & Mgmt.            5,077         33         10.5      8.8       7.6
Associated Estates                  841         64          5.8      5.8       5.6
Avalon Bay                        4,103         39         11.0      9.6       8.6
BRE Properties Inc.               1,850         41         10.9      9.6       8.7
Camden Property Trust             2,335         43          8.3      7.7       7.1
Charles E. Smith                  1,903         42         10.6      9.7       8.9
Equity Residential Properties    11,512         41         10.2      9.3       8.6
Essex Property Trust                912         40          9.7      8.8       7.9
Gables Residential                1,722         47          8.6      7.9       7.3
Post Properties Trust             2,497         32         10.8      9.9       9.0
Summit Properties                 1,267         57          8.4      7.8       7.2
United Dominion Realty            3,705         57          7.6      7.2       6.8
Walden Residential Properties     1,497         54          6.9      6.6       6.2
------------------------------------------------------------------------------------
High                                                       11.2x    10.0x      9.1x
Mean                                                        9.3      8.5       7.8
Median                                                      9.7      8.8       7.7
Low                                                         5.8      5.8       5.6
------------------------------------------------------------------------------------
Berkshire Consensus Estimates(1)                          $1.15    $1.25     $1.31
Proposed Transaction             $1,314                   10.7x     9.8x      9.4x
Proposed Transaction Based
     on Mean Comparables(2)                              $1,241   $1,236    $1,217
     Implied Per Share                                   $10.68   $10.57    $10.17

----------
(1) Source: SNL REIT Securities Monthly, March 1999, except AMLI Residential from Realty Stock Review, 3/31/99.
(2)   Assumes all liabilities remain constant as shown on page 5.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire (cont'd)

C.  Asset Valuation

The proposed Merger values Berkshire above the mean price per unit generated by recent comparable sales of multifamily properties and portfolios.

           Selected Recent Comparable Property/Portfolio Transactions

                                                                   Price           # of          Price/
     Transactions                       Buyer                      ($MM)           Units          Unit
-----------------------            -------------------         --------------   -----------    ----------
American Apartment Com.            United Dominion                 $800.0         14,001         $57,139
Apple Hill                         Home Properties                   23.8            498          47,791
Ashley Plantation                  Colonial Properties               13.7            200          68,500
Candlewood-Mishawaka               Home Properties                   13.5            310          43,497
Colonial Village                   Colonial Properties               17.2            322          53,416
Colonies                           Home Properties                   23.0            672          34,226
Colony Woods                       Equity Residential                23.4            414          56,522
Harbor Pointe                      Equity Residential                25.1            595          42,165
Knolls                             Home Properties                   20.0          1,079          18,536
L&B Portfolio                      Mid-America Apt.                  38.3          1,001          38,237
McClurg Court                      Charles E. Smith                  70.0          1,075          65,116
Memphis Portfolio                  United Dominion                   53.9          1,214          44,399
Midwest Portfolio                  Equity Residential               123.1          1,966          62,630
Plantation Ridge                   Equity Residential                23.3            454          51,242
Portfolio-Houston                  Gables Residential                31.0            913          33,954
Racquet Club                       Home Properties                   25.0            467          53,533
Rancho Mirage                      United Dominion                   38.5            856          44,977
Schuparra Portfolio                United Dominion                   71.0          1,970          36,041
2 - Tampa Properties               Walden Residential                17.1            376          45,479
------------------------------------------------------------------------------------------------------------
High                                                                                             $68,500
Mean                                                                                              47,231
Median                                                                                            45,479
Low                                                                                               18,536
------------------------------------------------------------------------------------------------------------
Proposed Transaction (Operating RE Only)                           $1,226          24,387        $50,280
Proposed Transaction (Operating RE Only)
  Based on Mean Comparables                                        $1,152                        $47,231
    Per Share                                                    $10.65(1)

(1)   Assumes all liabilities remain constant as shown on page 5.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire (cont'd)

D. Discounted Cash Flow Analysis
($ rounded in thousands except per share)

Free cash flow methodology discounts all available cash flows after interest expense and an assumed capital expenditure of $350 per unit growing by 3% annually. The discount rates and exit multiples (exit multiples are applied to 2002 FFO in 2001) range from 13.0% to 15.0% and 7.0x to 8.5x respectively. The indicative prices range from $9.56 to $11.89.

                                             1999            2000               2001              2002
                                         -------------------------------------------------------------
Diluted FF0 Estimates                     $68,600         $74,160            $78,187           $81,421
Capital (350/unit)                        (8,535)          (8,792)            (9,055)
-------------------------------------------------------------------------------------
Subtotal                                  $60,065         $65,368            $69,132
Residual Value                                                               651,371
-------------------------------------------------------------------------------------
Cash on Cash Return                       $60,065         $65,368           $720,503
Total Equity Value (NPV 14.0%)           $589,306
Total Preferred at Liquidation           (78,689)
                                         --------
Equity Value                             $510,617
Diluted Shares                             46,438
NPV 14.0% Disc Rate & 8.Ox FFOx            $11.00


                                                        Implied Share Price Sensitivity
                                                                 Discount Rate
                                         -----------------------------------------------------------------------------
                                         13.0%           13.5%                    14.0%         14.5%            15.0%
                                         -----------------------------------------------------------------------------
                         7.0            $10.10           $9.96                   $9.82          $9.69            $9.56
      FEOx               7.5             10.70           10.55                   10.41          10.27            10.13
                                                                                 -----
     on 2002             8.0             11.30           11.15                   11.00          10.85            10.70
                                                                                 -----
     in 200l             8.5             11.89           11.73                   11.58          11.42            11.27

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire (cont'd)

D. Discounted Cash Flow Analysis (cont'd)
($ rounded in thousands except per share)

Discounted cash flow before interest expense and tax with an assumed capital expenditure of $350 per unit growing by 3% annually. The discount rates and exit cap rates (exit cap rates are applied to 2002 EBITDA in 2001) range from 11.0%-13.0% and 9.0% to 10.5% respectively. The indicative prices range from $8.84 to $13.17.

                                                         1999             2000               2001              2002
                                                   ----------------------------------------------------------------
Forecasted NOI                                       $121,573         $127,297           $132,243          $137,023
Other Income                                            6,235            6,479              6,199             6,104
G&A Expenses                                          (13,510)         (13,510)           (13,780)          (14,056)
Capital (350/unit)                                     (8,535)          (8,792)            (9,055)                -
-------------------------------------------------------------------------------------------------------------------
Subtotal                                             $105,762         $111,474           $115,607          $129,072
Residual Value                                                                          1,358,648
-------------------------------------------------------------------------------------------------
EBITDA                                               $105,762         $111,474         $1,474,255
Enterprise Value before Cash & Land (NPV 12.0%)    $1,232,642
Cash & Equivalents                                     12,367
Land Held for Future Dev.                               5,657
                                                   ----------
Total Enterprise Value                             $1,250,666
Total Debt                                           (608,960)
Total Preferred at Liquidation                        (78,689)
Other Liabilities                                     (33,529)
                                                   ----------
Equity Value                                         $529,489
Diluted Shares                                         46,472
NPV 12.0% Disc Rate & 9.5% Cap Rate                    $11.39

                                                                              Implied Share Price Sensitivity
                                                                                       Discount Rate
                                                     -----------------------------------------------------------------------------
                                                     11.0%             11.5%               12.0%            12.5%            13.0%
                                                     -----------------------------------------------------------------------------
                                     9.0%           $13.17            $12.86              $12.52           $12.19           $11.86
                                                                                          ------
              Cap Rate               9.5%            12.05             11.72               11.39            11.07            10.76
                                                                                          ------
              on 2002               10.0%            11.00             10.68               10.37            10.06             9.75
              in 2001               10.5%            10.04              9.74                9.43             9.13             8.84

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire (cont'd)

E. Liquidation Analysis

Cushman & Wakefield provided appraisals to the Company as of October 15, 1998. The company used these appraisals in its liquidation analysis included in the preliminary proxy statement filed on December 31, 1998.

            Cushman & Wakefield appraisals at a glance (1O/15/98)(1)

       # of Units       NOI      Appraisal Value     Cap Rate     Value/Unit
         24,564       $ll5mm        $l,279mm           9.0%         $52,054

----------
(1) Includes the stabilization of Berkshire Commons (177-units finished 10/99).

                     Liquidation Balance Sheet (12/3 1/98)(1)
            ($ rounded an MM, except per share and per unit figures)

        Aggregate appraisal value                                  $1,279
        Estimated costs to complete development & rehab               (15)
        Estimated disposition costs                                   (38)
                                                                   ------
        Achievable value to operating real estate properties       $1,225
        Mortgage Loans & NIBS                                           8
        Cash and equivalents                                           20
        Other assets & receivables                                     28
                                                                   ------
        Total assets                                               $1,282
                                                                   ------
        Debt (proforma)(2)                                           $638
        Accounts payable & other liabilities(3)                        53
        Preferred stock (premium value at liquidation)                 79
        Minority interest (OP)                                        107
                                                                   ------
        Total liabilities, preferred and minority interest           $877
        Shareholder Equity                                            405
        Net assets in liquidation per share                        $11.03

----------
(1)   Updated liquidation analysis provided by the company 3/25/99.
(2)   Includes prepayment penalties.
(3) Includes severance payments, stock options and "make whole" provision for Lynn Lake.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire (cont'd)

F.  Precedent Transactions

The proposed Merger Price is above the percentage premium paid in recent mergers of multifamily REITs based on pre-deal stock price. The substantial decline in REIT pricing and FFO multiples over the past six months causes the Merger Price to fall below the range of FFO multiples for precedent transactions announced in 1998. Accordingly, we do not view these precedent transactions as comparable.

                                                                                                                Implied
                                                            Trans.         Implied FF0 Multiple(1)              Premium
                                                   Ann.     Value      -------------------------------         ----------
            Buyer/Seller                           Date     ($MM)       CY-1         CY          CY+1           1 Day(2)
------------------------------------------------  ------   -------     ------       ----        ------         ----------
Irvine Apartment Communities                       12/98       569      14.8x       13.2x        11.8x            26.8%
EquityResidential/MerryLand                         7/98     2,128      11.8x       11.5x        10.6x            12.0%
Security Cap Pacific/Security Cap Atlantic          4/98     1,672      12.6x       11.6x        10.Sx             8.0%
Bay Communities/Avalon                              3/98     2,020      14.2x       12.6x        11.4x            -1.4%
Camden/Oasis Residential                           12/97       972      11.4x       1O.9x        lO.7x             9.5%
AMICO/Ambassador Apartments                        12/97       682      11.4x       11.2x        l0.8x             3.4%
Equity Residential/Evans Withycombe                 8/97     1,060      14.lx       13.8x        12.9x            14.2%
Post Properties/Columbus                            8/97       574      13.9x       12.9x        11.9x             6.9%
Equity Residential/Welisford                        1/97       996      13.9x       13.Ox        12.5x            13.5%
-----------------------------------------------------------------------------------------------------------------------
Mean                                                                    13.1x       12.3x        11.4x            10.3%
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Proposed Transaction (Consensus Estimates)                   1,314      10.7x        9.8x         9.4x            26.5%
-----------------------------------------------------------------------------------------------------------------------
Implied Share Price Based on Consensus and Means                       $15.07      $15.39       $14.99           $10.69
-----------------------------------------------------------------------------------------------------------------------

(1) CY-1 calendar year of transaction-I; CY= calendar year of transaction; CY+l= calendar year of transaction+1.
(2) Calculated as price per share offered by Buyer divided by the Seller's closing price one day prior to announcement.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire (cont'd)

G.  Stock Trading History for Berkshire

The proposed Merger offers a premium to Berkshire's current stock price.


                                                    Purchase ($12.25)
          Period                         Price      Premium/(Discount)
-----------------------------          ---------   ---------------------
IPO Price (6/28/91)                      $9.38             30.7%
10-Day Average (as of 3/4/99)             9.49             29.0%
30-Day Average (as of 3/4/99)             9.54             28.4%
60-Day Average (as of 3/4/99)             9.48             29.2%
1998 Average                             10.92             12.1%
52-Week Low (10/8/98)                     8.13             50.8%
52-Week High (4/22/98)                   12.31             (0.5%)
All Time High (8/25/93)                  12.75             (3.9%)

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire (cont'd)

H.  Negotiated Bids (Received by 3/30/99)


                                      Aptco                        Equity Residential I (Verbal)
------------------------------------------------------------------------------------------------------
Consideration - Common                  $                                        $
                            ------------------------------   -----------------------------------------
                                                                  See terms of EQR I on next page
   -   Cash                           $12.25                                   $0.00
   -   Stock                            0.00                                    8.82
   -   Pref Stock                       0.00                                    3.07(1)
   -   CVR                              0.00                                    0.09(3)
                            ------------------------------   -----------------------------------------
     Total                            $12.25                                   $11.98
------------------------------------------------------------------------------------------------------
Consideration-- OP          Choice of:                       Exchange ratios at different benchmarks
(Operating Partnership)     o $12.25 in cash;                (same for OP and Common):
                            o Tax-deferred senior            o $8.82 of EQR OP preferred units plus
                               preferred equity interest        $3.23 (book value) of EQR units
                               in Aptco with 7.5% cash          when EQR trades between $37 and
                               dividends per annum,             $45 ($12.05) plus CVR
                               puttable after the 5.5        o .1959 of EQR units when EQR trades
                               year anniversary at              above $45 plus $3.23 (book value) of
                               $12.25, callable after 6         EQR OP preferred (>$12.05) plus
                               years or earlier upon an         CVR
                               IP0 or sale of Aptco; or
                            o Tax-deferred equity interest
                               in Aptco, subordinate to
                               Whitehall Slid
                               Blackstone, pari passu
                               with Krupp, callable
                               after six years or upon an
                               IP0 or sale of Aptco

------------------------------------------------------------------------------------------------------
Consideration - Preferred   o 115% of the liquidation        o 115% of the liquidation preference paid
                               preference paid in cash          in cash
------------------------------------------------------------------------------------------------------
Structure                   o Merger of BRI and OP           o Merger of BRI and OP
                                                             o Stock plus $150mm (book value) of
                                                                preferred securities with a coupon of
                                                                8.25%, call protected for 5-years
                                                             o CVR for all shareholders and unit
                                                                holders up to $0.45 (see following
                                                                page for details)
------------------------------------------------------------------------------------------------------

      Equity Residential II                          Kushner                      AIMCO
----------------------------------------------------------------------------------------------
                  $                                     $                           $
-----------------------------------   ---------------------------------    -------------------
  See terms of EQR II on next page                                            .28 exch rate
                $0.00                                $12.50                       $0.00
                 6.37                                  0.00                       10.01
                 5.63(2)                               0.00                        0.00
                 0.00                                  0.00                        0.00
-----------------------------------                  ------                      ------
               $12.00                                $12.50                      $10.01
----------------------------------------------------------------------------------------------
Exchange ratios at different          Choice of                            o Tax sensitive
benchmarks (same for OP and           o $12.50 in cash; or                    transaction
Common):                              o Tax-deferred (verbal) preferred
o .1593 of EQR units when EQR            Limited partnership interests
   trades below $40 plus                 in newly formed OP
   additional EQR OP preferred           partnership, redeemable at
   units to maintain the total           the current LPs option for
   consideration of $12.30 up to         liquidation price ($12.50
   $6.41 (book value) (when EQR          plus accrued and unpaid
   trades below $37,                     distributions) after a 10 year
   BRI LESSER THAN $12.30)               period of time with a
o $5.93 of EQR OP preferred units        preferred return of 10%
   plus $6.37 (book value) of            payable out of available cash
   EQR units when EQR trades           o Tax-exempt (verbal) common
   between $40 and $45 ($12.30)          limited partnership interest
   1416 of EQR units when EQR            in Newco, subordinate to
   trades above $45 plus $5.93           Mezzanine (DLJ), pan passu
   (book value) of EQR OP                with Kushner
   preferred (GREATER THAN $12.30)
----------------------------------------------------------------------------------------------
o 115% of the liquidation             o 115% of the liquidation            o AIMCO pref.
   preference paid in cash               preference paid in cash           o Cash option
----------------------------------------------------------------------------------------------
o Merger of BRI and OP                o Merger of BRI and OP               o Assumed
o Stock plus $275mm (book value)                                           o Assumed
   of preferred securities with a
   coupon of 8.25%, call protected
   for 5-years


----------------------------------------------------------------------------------------------

------------
(1) The common shareholder and OP unitholder will receive $3.23 (book value) in preferred securities that are worth between $3.00 and $3.13. For presentation purposes we have shown $3.07.
(2) The common shareholder and OP unitholder will receive $5.93 (book value) in preferred securities that are worth between $5.51 and $5.75. For presentation purposes we have shown $5.63.
(3) The CYR has an indicative current market value of $0.07 to $0.11. For presentation purposes we have shown $0.09.

BERKSHIRE REALTY COMPANY, INC.
--------------------------------------------------------------------------------
Valuation of Berkshire (cont'd)

H.  Negotiated Bids (Received by 3/30/99) (cont'd)

Terms of the EQR Deal I:

      - EQR proposes to acquire the outstanding common shares and OP units for a stated value of $12.05 per share plus a one year up and out CVR (explained below) subject to EQR shares remaining within the collar of [$37.00 to $45.00] per share. Common shareholders and OP unitholders would receive a combination of EQR stock/units and EQR 8.25% perpetual preferred shares/units. The consideration would be $8.82 in common/OP shares/units and $3.23 (book value) in preferred shares/units.

      - If the average price of EQR exceeds $45.00, the $150mm of EQR preferred will be allocated proportionally among all Berkshire Common Shares and OP Units ($3.23 per share/unit). In addition all share/unit holders would receive 0.1959 of EQR shares/units.

      - When EQR trades below $37, common and OP holders would receive .2383 of EQR shares/units plus $3.23 (book value) of EQR preferred shares and OP preferred units (when EQR trades below $37, BRI-$12.05).

      - The actual conversion ratio would be set at closing, based upon the average trading closing price of EQR over the prior 30 trading days ($40.96 as of 4/12/99).

EQR Contingent Value Right (Deal I):

o According to EQR's revised verbal proposal, EQR, at their discretion would pay BRI share/unit holders additional cash or EQR shares/units with a value equal to the difference between $9.27 and the stock price per EQR share multiplied by the exchange rate one year after the merger, up to a maximum $0.45 per BRI share/unit. In the event that anytime within that one year, EQR share price multiplied by the exchange rate would have reached a 20-day average value of $9.27 or higher, the CVR would have no value.

Terms of the EQR Deal II:

      - EQR proposes to acquire the outstanding common shares and OP units for a stated value of $12.30 per share. Common shareholders and OP unitholders would receive a combination of EQR stock/units and EQR 8.25% perpetual preferred shares/units. Per share/unit of Berkshire, the consideration would be $6.37 in common/OP shares/units and $5.93 in preferred shares/units as long as EQR shares remained within a collar of $40.00 to $45.00 per share.

      - If the average price of EQR exceeds $45.00, the $275mm of EQR preferred will be allocated proportionally among all Berkshire Common Shares and OP Units ($5.93 per share/unit). In addition all share/unit holders would receive 0.1416 of EQR shares/units.

      - When EQR trades below $40, common and OP holders would receive .1593 of EQR shares/units plus additional EQR preferred shares and OP preferred units to maintain the total consideration of $12.30 up to $6.41 in preferred (when EQR trades below $37, BRI-$12.00).

      - The actual conversion ratio would be set at closing, based upon the average trading closing price of EQR over the prior 30 trading days ($40.96 as of 4/12/99).